EXHIBIT 10(a)

SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SIXTH AMENDMENT to the Employment Agreement by and between SCHERING-PLOUGH CORPORATION, a New Jersey corporation (the "Company"), and RICHARD J. KOGAN (the "Employee"), dated as of September 26, 1989, as amended as of June 28, 1994, and as further amended as of March 1, 1995, and as further amended as of October 24, 1995, and as further amended as of February 25, 1998, and as further amended as of November 1, 1998 (as so amended, the "Employment Agreement") is made and entered into as of this 15th day of May, 2002.

WHEREAS, the Company and the Employee wish to amend the Employment Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

1. Section 3 of the Employment Agreement is hereby amended by adding a new subsection at the end thereof, reading in its entirety as follows:

(m) Interaction of Basic SERP and SRP. For the avoidance of doubt, the SRP provided hereunder shall not be treated as "Other Retirement Income" for purposes of the Basic SERP, notwithstanding any provision of the Basic SERP.

2. Section 4(e) of the Employment Agreement is hereby amended to read in its entirety as follows:

Date of Termination. "Date of Termination" means the date on which the Employee's employment terminates, which shall be as follows: (i) if the Employee's employment is terminated by the Company for Cause, or by the Employee during the Window Period or for Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Employee's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination or any later date specified in such notice, as the case may be; and (iii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be; provided, that notwithstanding the foregoing, if the Employee's employment is deemed to have been terminated by the Company without Cause, or to have been terminated by the Employee without Good Reason, in each case pursuant to Section 5(g) below, the "Date of Termination" shall be the last day of the Employment Period.

3. Section 5(a) of the Employment Agreement is hereby amended by revising subparagraph (iv) to end after the first occurrence of the phrase "Date of Termination" (and the references in subparagraph (j)(i)(IV)(AAAA) of Section 3 above to "final average earnings" and "deemed compensation" shall be disregarded), and adding a new subparagraph (v) at the end thereof, reading in its entirety as follows:

(v) all options to acquire stock of the Company and all other awards based upon stock of the Company that the Employee has been granted by the Company within 12 months prior to the Date of Termination that remain outstanding but unvested immediately before the Date of Termination in accordance with their terms shall be fully vested and (if applicable) exercisable as of the Date of Termination, notwithstanding any provision to the contrary in the plan under which they were granted or in any applicable award agreement; provided that vesting of any of the Employee's awards based upon the stock of the Company that is contingent on the achievement of performance criteria shall occur only if and to the extent of the actual achievement of such performance criteria.

4. A new Section 13 is added to the Employment Agreement, reading in its entirety as follows:

Special Liability Protections. It is anticipated that the Employee will become a signatory to a consent decree arising in connection with the Company's pending proceedings with the Food and Drug Administration (the "Injunction Order"). In consideration for the Employee's signing the Injunction Order, the Company:

(a) shall take all reasonable steps to help assure that if the Injunction Order remains in effect at the time of the termination of the Employee's employment for any reason, the Employee shall cease to be bound by the Injunction Order as of the Date of Termination (including by paying or reimbursing the Employee for all reasonable attorneys' fees and expenses that he reasonably incurs to ensure that such cessation occurs);

(b) shall, except to the extent that it is prohibited from doing so by applicable law, indemnify the Employee against any settlement amounts, damages, fines, or penalties that the Employee may incur as a result of any claim alleging any violation of the Injunction Order, and costs and expenses (including reasonable attorneys' fees and expenses) that the Employee reasonably incurs in defending himself in any such claim; and

(c) hereby confirms to the Employee that (1) the indemnification provisions contained in the Company's Certificate of Incorporation apply to the proceedings leading to the Injunction Order and any claims relating to or arising out of the facts underlying the Injunction Order, including without limitation any shareholder derivative suits, and (2) the Employee's signing the Injunction Order will not be taken into account in determining whether he has met the applicable standards to be entitled to indemnification under such provisions.

5. The Employment Agreement is amended, in each relevant Section thereof, so that any and all references to the Company's termination of the Employee's employment "other than for Cause" or "without Cause," and the Employee's termination of employment for "Good Reason" (or similar phrasing relating to either of such circumstances) shall be replaced with a deemed reference under such circumstances to the Employee's "retirement at the request of the Company" (it being agreed and understood that the intent of this provision is not to change any benefits payable to the Employee under the Employment Agreement, but to more precisely characterize the actions of the Company in the event of the cessation of the Employee's employment under such circumstances given the Employee's age and service with the Company as of the date of this Sixth Amendment).

6. Notwithstanding the foregoing, this Sixth Amendment shall have no force or effect unless and until the Employee in fact becomes a signatory to the Injunction Order.

7. Except as provided above, the Employment Agreement shall continue in effect without alteration as in effect on the date hereof. The Employment Agreement, as previously amended and as amended by this Sixth Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

/s/Richard J. Kogan

SCHERING-PLOUGH CORPORATION

/s/Jack L. Wyszomierski
Executive Vice President and
Chief Financial Officer